Exhibit 99.1

PRESS RELEASE

AUGUST 18, 2009

SAUER-DANFOSS INC. ANNOUNCES APPOINTMENT OF NEW EXECUTIVE VICE PRESIDENT AND PRESIDENT - PROPEL DIVISION

•                  C. Kells Hall to become Executive Vice President and President - Propel Division effective October 1, 2009

•                  Thomas K. Kittel Announces Retirement after 22 years with Sauer-Danfoss

AMES, Iowa, USA, August 18, 2009 — Sauer-Danfoss Inc. (NYSE: SHS) today announced that C. Kells Hall has been appointed Executive Vice President and President - Propel Division, effective October 1, 2009.  Hall succeeds Thomas K. Kittel, who announced his retirement effective September 30, 2009.

Hall has been with Sauer-Danfoss for 36 years, most recently serving as Vice President - Propel Division since September 2005.  The Propel Division is the largest division of Sauer-Danfoss, representing approximately 50% of the company’s sales. During his career Mr. Hall has held various senior management positions in Sales and Marketing, Operations, and Engineering.  He will continue to be based in Ames, Iowa.

“Kells has worked closely with Tom Kittel in the Propel Division over the past several years. His broad market experience and customer insight as well as his deep product and technology know-how make him the natural choice for this position,” commented Sven Ruder, President and Chief Executive Officer. “Kells will be a valuable addition to our Executive Office.”

Kittel began his career with Sauer-Danfoss in 1988 as Director IT & Business Organization in Germany. He later successfully led the European Hydrostatics Business Unit and as President of the Propel Division, integrated the regional Hydrostatics Business Units in the US, Europe and APAC into one globally focused division.  He was appointed Executive Vice President and President - Propel Division in 2006, and during his leadership, the Propel Division achieved record results.

“On behalf of the Sauer-Danfoss organization, I would like to thank Tom for his significant contributions to the Company over the past 22 years, and wish him the very best in his retirement,” commented Ruder.

During the next weeks, Mr. Kittel and Mr. Hall will work closely together to ensure a smooth leadership transition.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss had revenues of $2.1 billion in 2008 and has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com